Exhibit 8.1

90 Park Avenue
New York, NY 10016

212-210-9400 | Fax: 212-210-9444

Heather M. Ripley	Direct Dial: 212-210-9549	Email: heather.ripley@alston.com

November 10, 2022

Bank First Corporation

402 North 8th Street

Manitowoc, WI 54220

Re:	Tax Opinion – Agreement and Plan of Merger between Bank First Corporation and Hometown Bancorp, Ltd.

Ladies and Gentlemen:

You have requested our opinion regarding certain U.S. federal income tax consequences of the merger contemplated by the Agreement and Plan of Merger, dated as of July 25, 2022, (the “Merger Agreement”), between Bank First Corporation, a Wisconsin corporation (“BFC”), and Hometown Bancorp, Ltd., a Wisconsin corporation (“HTB”), pursuant to which HTB will merge with and into BFC, with BFC surviving (the “Merger”). This opinion is being delivered in connection with BFC’s registration statement on Form S-4, as amended (the “Registration Statement”), which includes the joint Proxy Statement of BFC and Prospectus of BFC, filed by BFC with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended, on the date hereof and to which this opinion is an exhibit. Capitalized terms used but not defined herein shall have the meanings set forth in the Merger Agreement.

In formulating our opinion, we have examined and relied on originals or copies, certified or otherwise identified to our satisfaction, of the Merger Agreement; the Registration Statement; the letters of BFC and HTB to Alston & Bird LLP and Reinhart Boerner Van Deuren, S.C., dated as of the date hereof, containing certain facts and representations (the “Representation Letters”); and such other documents as we have deemed necessary or appropriate as a basis for such opinion. We have not assumed any responsibility for investigating or independently verifying the facts or representations set forth in the Merger Agreement, the Registration Statement, the Representation Letters, or other documents.

We have assumed, with your consent, that (i) the parties will act and that the Merger will be effected in accordance with the Merger Agreement; (ii) the Merger Agreement accurately reflects the material facts of the Merger; (iii) the representations made by BFC and HTB in their respective Representation Letters are true, correct, and complete, and will be true, correct, and complete at the Effective Time; and (iv) any representations by BFC and HTB in the Merger Agreement, Registration Statement, or the Representation Letters that are made to the best of any person’s knowledge, or that are similarly qualified, are based on the belief of such person and will be true, correct, and complete at the Effective Time, without regard to any knowledge or similar qualification. We have also assumed, with your consent, that you have acknowledged that the opinion set forth herein may not be relied upon if, and when, any of the facts or representations upon which this opinion is based should prove inaccurate or incomplete in any material respect.

Alston & Bird LLP	www.alston.com

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Tax Opinion – Agreement and Plan of Merger between Bank First Corporation and Hometown Bancorp, Ltd.

November 10, 2022

In rendering our opinion, we have considered and relied upon the Internal Revenue Code of 1986, as amended (the “Code”), the Treasury Regulations promulgated thereunder, administrative rulings, and other interpretations of the Code and the Treasury Regulations by the courts and the Internal Revenue Service, as of the date hereof, all of which are subject to change at any time, possibly with retroactive effect. A change in law or the facts and assumptions underlying our opinion could affect the conclusions herein. We do not undertake and are under no obligation to update or supplement the opinion to reflect any facts or circumstances that may hereafter come to our attention or any changes in law that may hereafter occur. There can be no assurance that any of the opinions expressed herein will be accepted by the Internal Revenue Service or, if challenged, by a court.

Based solely upon and subject to the foregoing and the other limitations, qualifications, exceptions, and assumptions set forth herein, it is our opinion that the Merger will qualify as a reorganization described in Section 368(a) of the Code.

Except as set forth above, we express no opinion to any party as to the tax consequences, whether federal, state, local, or foreign, of the Merger or of any transaction related to the Merger or contemplated by the Merger Agreement. Additional issues may exist that could affect the tax treatment of the Merger, and this opinion does not consider or provide a conclusion with respect to any additional issues.

We are furnishing this opinion to BFC in connection with the filing of the Registration Statement. Any other person should consult with its own tax advisor to determine the applicable tax consequences of the Merger based on its particular circumstances. This opinion is expressed as of the date hereof and is limited to the U.S. federal tax matters specifically covered hereby and may not be relied upon for any other purpose without our prior written consent.

We hereby consent to the use of our name in the Registration Statement and to the filing of this opinion with the SEC as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the SEC promulgated thereunder.

Sincerely,

ALSTON & BIRD LLP